                                                                       Exhibit 5

                          INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

        McDONALD & COMPANY SECURITIES, INC. AND GRADISON CUSTODIAN TRUST

THIS AGREEMENT is made as of the 4th day of October, 1991, between McDonald & Company Securities, Inc. an Ohio corporation (the "Adviser"), and Gradison Custodian Trust, an Ohio business trust (the "Trust").

In consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.a. The Trust hereby employees the Adviser to manage the investment and reinvestment of the assets of the Gradison Government Income Fund (the "Fund") of the Trust in accordance with the Fund's investment objective and policies, and to perform certain other services herein set forth and administer the Trust's affairs to the extent requested subject to the supervision of the board of trustees of the Trust, for the period and on the terms herein set forth.

b. The Adviser hereby accepts such employment, and agrees to render such services and to assume the obligations herein set forth.

2. Should the Trust establish any additional series subsequent to the date hereof and wish to retain the Adviser to serve as such series' investment adviser under the terms of this Agreement, the Trust shall provide the Adviser with a written notice to such effect which shall include the advisory fee payable with respect to each such series. If the Adviser is willing to render such services, it shall provide the Trust with a written notice to such effect, whereupon each such series shall be included with Gradison Government Income Fund in the term "Fund" hereunder.

3.  The Adviser shall:

a. Manage the investment of the Fund's assets including the placing of orders for purchases and sales and other investment transactions;

b. Report periodically to the Trust with respect to the Trust's investment programs and with respect to the Adviser's activities in connection with the administration of the Trust.

c. Provide shareholder services for the Trust (other than services to be performed by any transfer agent, dividend disbursing agent, registrar, distributor, custodian or depository appointed by the Trust). Such shareholder services shall include, without limitation, responses to inquiries from shareholders and processing of purchase orders and redemption requests; and

d. Provide persons satisfactory to the board of trustees of the Trust to act as officers of the Trust.

4. Any investment program undertaken by the Adviser pursuant to this Agreement, and any other activities undertaken by the Adviser on behalf of the Trust, shall at all times be subject to any directives of the board of trustees of the Trust, or of any duly constituted committee of the board, or of any officer of the Trust acting pursuant to authority granted by the board or by any such committee.

5. In addition to performing the obligations set forth in Paragraph 3 hereof, the Adviser shall assume and bear expenses incurred with respect to the following:

a. Trustees who are affiliated with the Adviser; and

b. Officers who are necessary for the management, operations, administration and investments of the Trust.

6. All expenses not specifically assumed by the Adviser under this Agreement or the distributor under the Master Distribution Agreement which may be incurred in the operation of the Trust will be borne by the Trust. These include:

a. Expenses incurred by the Trust for office space, office facilities, business equipment and utilities (including communications expenses);

b. Costs of preparing, printing and mailing, and expenses incurred in connection with furnishing of information and administrative assistance with respect to the preparation of; registration statements and prospectuses, including amendments and revisions thereto, and annual, semi-annual and other periodic reports furnished to shareholders of the Trust's Funds or to regulatory authorities; and other documents required by regulatory authorities; and notices and proxy solicitation materials furnished to shareholders of the Trust's Funds;

c. Such distribution expenses as may be contemplated by an effective plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, provided, however, that any such payment by the Trust of distribution expenses shall be in the amounts, and in accordance with the procedures, set forth in such plan;

d. Registration, filing and other fees in connection with requirements of regulatory authorities;

e. Expenses of issue, sale, redemption and repurchase of shares of the Trust's Funds;

f. Expenses incurred by the Trust in connection with the provision of shareholder services by the Adviser or others;

g. compensation of trustees of the Trust who are not affiliated with the Adviser;

h. Compensation and expenses of any transfer agent, dividend disbursing agent, registrar, custodian or depository appointed by the Trust;

i. Charges and expenses of independent accountants retained by the Trust;

j. Brokers' commissions and issue or transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust or a Fund of the Trust is a party;

k. Taxes and other fees payable by the Trust to federal, state, or other governmental agencies.

l. Costs of share certificates representing shares of the Trust's Funds;

m. Legal fees and expenses (including reimbursement to the Adviser for legal services provided to the Trust, subject to review by the Trust's outside counsel) in connection with the operations of the Trust, including the registration or qualification of its shares with federal or state regulatory authorities;


n. Expenses of the Trust, including expenses incurred in connection with shareholders' or trustees' meetings; and

o. Fees and other expenses incurred by the Trust in connection with its membership in any organization.

7. Expenses borne by the Trust pursuant to Paragraph 6 hereof and attributable to a specific Fund of the Trust shall be allocated to that Fund. Expenses borne by the Trust pursuant to Paragraph 6 hereof that are not attributable to a Fund shall be allocated to each Fund in a manner and on a basis determined in good faith by the Adviser to be fair and equitable, subject to review by the board of trustees of the Trust.

8. The Trust shall reimburse the Adviser for all costs (direct and indirect) which are fairly allocable to the shareholder services performed by the Adviser's employees under this Agreement on behalf of the Trust, including, without limitation, appropriate portions of employee salaries, benefits and expenses. In the event of disagreement between the Trust and the Adviser as to a fair basis for allocating such costs, such basis shall be fixed by the independent public accountants for the Trust, and the parties shall be bound thereby.

9. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to other persons so long as the services to be rendered hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business.

10. The Adviser assumes no responsibility or obligation under this Agreement other than to render in good faith the services provided for herein; provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder. The Adviser shall not be responsible or liable for any action or inaction of the board of trustees of the Trust or any committee thereof.

11. In addition to all other charges and expenses to be paid hereunder, the Trust shall pay to the Adviser compensation for its services and facilities furnished hereunder, at an annual rate computed in accordance with the appropriate portion of Schedule A attached hereto. The fee shall be computed and accrued daily. The fee so computed and accrued during each calendar month shall be paid to the Adviser on the first day of the next month.

12. The Adviser shall reimburse the Trust if and to the extent that expenses (excluding brokerage commissions, taxes, interest and extraordinary items) borne by the Trust in any fiscal year exceed any expense limitation applicable to a Fund of the Trust imposed by any regulatory authority (as such limitations may be established from time to time). During any fiscal year, the Adviser shall be bound, in calculating the amount of any such excess, by the most stringent applicable requirements of any state in which the shares of the Trust's Funds are qualified for sale. Such excess expenses, if any, shall be determined and paid on a monthly basis, subject to annual adjustment so that the aggregate of reimbursements, if any, by the Adviser to the Trust for the fiscal year are in the amount necessary to limit such expenses to the applicable expense limitation.

13. Subject to compliance with the provisions of the 1940 Act, the Trust hereby agrees that the Adviser may subcontract for the performance of any of the services contemplated to be rendered by the Adviser hereunder.

14. It is mutually understood that trustees, officers, shareholders, employees and agents of the Trust are or may be interested in the Adviser as directors, officers, stockholders, employees, agents or in other capacities; that directors, officers, stockholders, employees and agents of the Adviser are or may be interested in the Trust as trustees, officers, shareholders, employees, agents or in other capacities; that the Adviser may be interested in the Trust as a shareholder or otherwise, and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions made hereunder, except as may otherwise be provided in the Declaration of Trust of the Trust or the Articles of Incorporation of the Adviser, or by any specific provision of any applicable statute, rule or regulation.

15. This Agreement shall become effective as of the date first set forth above and shall continue in effect until September 30, 1992. Thereafter, it shall continue in effect from year to year, provided such continuance is specifically approved at least annually, at meetings called for the purpose of voting upon such approvals, by the vote of a majority of the outstanding voting securities of that Fund or by the vote of a majority of the board of trustees of the Trust, and in either event by the vote cast in person of a majority of the trustees of the Trust who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of either party to this Agreement.

16. The Trust may at any time and without the payment of any penalty terminate this Agreement as to a Fund upon 60 days' written notice to the Adviser, either by action of the board of trustees of the Trust or by the vote of a majority of the outstanding voting securities of that Fund, and the Adviser may at any time and without the payment of any penalty terminate this Agreement upon 60 days' written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940, as amended) by the Adviser, unless such automatic termination shall be prevented by an order of exemption from the Securities and Exchange Commission.

17. This Agreement may be amended at any time by the mutual consent of the parties, provided that such consent on the part of the Trust shall have been approved, at meetings called for the purpose of voting upon such consent, by the vote of a majority of the outstanding voting securities of the affected Fund, and by the vote of a majority of the board of trustees of the Trust, including the vote cast in person by a majority of the trustees of the Trust who are not interested persons (as defined in the Investment Company Act of 1940, as amended)of either party to this Agreement.

18. The parties to this Agreement acknowledge that the Adviser has an exclusive proprietary interest in the use of the names "Gradison" and "McDonald" and further acknowledge that the Adviser has consented to the use of such names by the Trust subject to withdrawal of such consent upon 30 days written notice to the Trust. The Trust agrees that the names "Gradison" and "McDonald" will be used by it only in connection with the business of an open-end diversified management investment company; that such names will be used only in such forms, styles and contexts as may be approved by the Adviser, and that the Trust will not do or cause to be done any act or undertaking which has the effect of contesting, challenging or in any way impairing the Adviser's right, title or interest in or to such names. The Trust agrees that it will not represent that it has any right, title or interest in such names, and that the Trust's use of such names shall not create any right, title or interest in its favor therein. Within 30 days after the termination of this Agreement for any reason, or after the written withdrawal of such consent of the Adviser (with or without cause and within the Adviser's sole discretion)the Trust (a) will cease and desist from every use of the names "Gradison" and "McDonald" and will deliver to the Adviser all prospectuses, sales literature and other advertising materials bearing such names; (b) will cause its name to be changed so as to eliminate the word "Gradison" or "McDonald" therefrom; and (c) will not at any time thereafter adopt or use any name, mark or other trade designation which is confusingly similar to the names "Gradison" or "McDonald" or likely to mislead the public.

19. Any notice required by or permitted to be given in connection with this Agreement shall be in writing, addressed and delivered in person, or mailed postage prepaid, to addresses designated by the respective parties for the receipt of such notice. Until further written notice, it is agreed that the addresses of the Adviser and the Trust respectively shall be:


McDonald & Company Securities, Inc. Gradison Custodian Trust
Attention: Gordon Price             Attention: Jerome A. Stricker
2100 Society Building               The 580 Building
Cleveland, Ohio 44114               Cincinnati, Ohio 45202

Gradison Custodian Trust
Attention: Kevin M. Sheehan
The 580 Building
Cincinnati, Ohio 45202

20. The shareholders, trustees, officers, employees and agents of the Trust shall not personally be bound by or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder, as more fully provided under the terms of the Declaration of Trust.

IN WITNESS WHEREOF, the parties have executed this Investment Advisory Agreement as of the date first written above.

McDONALD & COMPANY SECURITIES, INC.  GRADISON CUSTODIAN TRUST


BY: /s/ [Illegible]                 /s/Donald E. Weston
[Illegible]                            Chairman

                                   Schedule A
                             Investment Advisory Fee

             Series                        Fee

Gradison Government Income Fund  .5 of 1% of the average
                                 daily net assets of the series